Exhibit 10.1

April 17, 2015

Lynn Theisen

C/O The Rowland Group

3 Riverway, Suite 525

Houston, Texas 77056

Dear Lynn:

It was a pleasure meeting with you and discussing the career opportunity and your qualifications. I am pleased to offer you the position of Controller and Principal Accounting Officer.

The following are the terms of our offer:

1)	COMPANY OF EMPLOYMENT: M&l Electric (dba American Electric Technologies, Inc.)

2)	POSITION AND TITLE: Controller and Principal Accounting Officer

3)	REPORTING TO: Andrew Puhala, Senior Vice President & CFO

4)	CLASSIFICATION: Full-time, Level 1 employee.

5)	GENERAL JOB RESPONSIBILITIES:

a.	Manage monthly, quarterly & annual close process and the timely and accurate completion of financial statements, SEC reports and other statutory filings.

b.	Provide oversight and direction for all accounting department functions.

c.	Establish and maintain a robust internal controller environment.

d.	Other duties as assigned by the Chief Financial Officer

6)	COMPENSATION: The following are the elements of your compensation plan:

a.	Annual Salary: $145,000 paid semi-monthly

b.	Annual Cash Bonus: Eligible for an annual cash bonus of $20,000 based on achievement of mutually agreed upon personal and corporate objectives. (Prorated based on start date.)

c.	Annual Equity Bonus: In addition to the cash bonus, you are also eligible for an annual equity bonus at a value of $10,000. The equity bonus is 20% fixed based on employment and 80% variable based on the same mutually agreed upon objectives as the annual variable cash bonus described above. The equity bonus is prorated for 2015 based on your employment start date and subject to a four year vesting schedule. The equity and cash bonus is subject to approval by the Compensation Committee of the AETI Board of Directors. You must be employed by the Company at the time the bonuses are distributed to receive any bonus.

d.	Company benefits: Upon meeting eligibility requirements, you will be offered the standard Company employee benefits which include medical insurance, 401(k) retirement program, Employee Stock Purchase Plan, and mobile telephone reimbursement policy according to the terms of the current Company policies and procedures.

e.	Vacation: You are eligible for 3 weeks’ vacation (prorated based on your start date) and earned monthly per company vacation policy. Our Company policy does not permit carry- overs or buy outs of unused vacation time.

f.	Confidentiality: You are requested to keep confidential all compensation matters.

7)	SUBSTANCE ABUSE TESTING: All applicants are required to undergo Substance Abuse Screening.

8)	EVALUATION PERIOD: All employees are subject to successfully completing an initial ninety-day (90) evaluation period at which time your performance will be evaluated.

9)	EMPLOYMENT-AT-WILL: All employment with the Company is employment at-will. Consequently you have the right to terminate your employment at any time for any reason, and the Company retains the same right. Your tenure in this position is dependent upon your individual performance as well as other factors such as business conditions.

10)	IMMIGRATION REFORM AND CONTROL ACT: The Immigration Reform and Control Act of 1986 requires all employers to hire only American citizens and resident aliens who are authorized to work in the United States. Therefore the Company will verify your eligibility for employment. A list of acceptable documents needed for presentation on the first day of employment can be found in your new hire documents. If you do not have any of these required documents, you must give evidence of having applied for them in order to satisfy the terms of the Act. Without the aforementioned documents the Company cannot permit you to begin your employment.

Lynn, I look forward to working with you and having you as a key member of the team. This offer is valid until Wednesday, April 22, 2015. We would like you to start your formal employment with the Company on or before May 4, 2015.

If you accept these terms, please sign and date a copy of this letter and return one signed copy to me to start your employment with the company.

Sincerely,

Andrew L. Puhala
Sr. VP& CFO
American Electric Technologies, Inc.

I agree to employment by M&l Electric, Industries, Inc., on the foregoing terms.

Lynn Theisen	Date

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